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Alaska Air Group, Inc.                                                     EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                                             Three Mo
                                                                                  Mar

                                                                  1996          1995

PRIMARY -
 Net income                                                    ($7,185)     ($16,340)


Average number of shares outstanding                            13,700        13,400
Assumed exercise of stock options reduced
 by the number of shares purchased with
 the proceeds from exercise of such options                          0             0

 Average shares as adjusted                                     13,700        13,400

 Earnings (loss) per Common Share                               ($0.52)       ($1.22)



FULLY DILUTED -
 Net income                                                    ($7,185)     ($16,340)
 After tax interest on convertible debt                          2,019         2,111

 Income applicable to common shares                            ($5,166)     ($14,229)


 Average number of shares outstanding                           13,700        13,400
 Assumed exercise of stock options                                 307             4
 Assumed conversion of 6.5% debentures                           6,151             0
 Assumed conversion of 7.75% debentures                            381           508
 Assumed conversion of 6.875% debentures                         1,608         1,608
 Assumed conversion of 7.25% notes                                   0         3,565

 Average shares as adjusted                                     22,147        19,085

 Earnings (loss) per Common Share                               ($0.23)       ($0.75)
                                                                *             *
* Anti-dilutive
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